2023 Short-Term Incentive Compensation Plan and Award Notice
You have been chosen to participate in the 2023 Short-Term Incentive Compensation Plan (“STIP”) of CURO Group Holdings Corp. (the “Company”) based on your expected contributions to the Company’s financial objectives for the 2023 plan year, which is from January 1, 2023 to December 31, 2023.
Purpose
The purpose of the STIP is to incent and reward eligible employees for their material contributions to the operating and financial performance of the Company.

Eligibility Criteria

Identified employees of the Company and any of its subsidiaries, hired before October 1 of the plan year, are eligible to participate in the STIP. Further eligibility requirements are as follows:
1.New hires: Employees hired into a STIP eligible position during the plan year, and before October 1, are eligible to participate in the STIP. Unless otherwise agreed, the STIP payment will be pro-rated based on the employee’s hire date.
2.Promotions: Employees promoted into a STIP eligible role during the plan year, and before October 1, are eligible to participate in the STIP. Unless otherwise agreed, the STIP payment will be pro-rated based on the employee’s promotion date.
3.Leave of Absences: Employees on an unpaid leave of absence longer than 30 calendar days will receive a pro-rated incentive payment based on the paid time worked during the plan year.

Plan Design
You are eligible to receive an award of _% of your base salary as of December 31, 2023 (“Eligible STIP Compensation”), under the STIP. The amount of Eligible STIP Compensation you actually earn, if any, will be determined based on achievement of two separate Company performance objectives approved by the Company’s Compensation Committee (the “Committee”), as follows (the “Company Performance Objectives”):
1.Pre-Tax Income before Provision build and Recourse interest expense – 80% of your Eligible STIP Compensation is based on the Company’s Pre-Tax Income [_] before Provision build and Recourse interest expense (“Pre-Tax Income”). The Company’s Pre-Tax Income objective for the 2023 plan year is $[_] (“Target Pre-Tax Income”). If the actual Pre-Tax Income of the Company is above or below the Target Pre-Tax Income, the achievement level will be determined by the Committee.

2.Minimum Unrestricted Cash – 20% of your Eligible STIP Compensation is based on the Company’s Minimum Unrestricted Cash (“Minimum Unrestricted Cash”). The Company’s Minimum Unrestricted Cash objective for the 2023 plan year is $[_] (“Target Minimum Unrestricted Cash”). The unrestricted cash objective is pass or fail.

Note: The Company reserves the right to adjust the metrics to account for the financial impact of acquisitions, meaningful non-recurring events or other significant Company events during the year.
General Provisions

Form of Payment

The Company expects awards earned under the STIP to be paid in cash, less all required withholdings and deductions, no later than March 15, 2024. The Company reserves the right, in its sole discretion and as approved by the Committee, to change the form of any award earned.

Termination of Employment

To earn an award under the STIP, you must be employed by the Company for the entire performance period and be an active employee at the time of payment, unless otherwise (i) required by state law, (ii) provided in an employment agreement between you and the Company or (iii) determined by the Committee. In no event will an award under the STIP be accelerated in the event of termination of employment, except as provided herein.

Program Termination and Amendment

The Committee may amend, modify, terminate or suspend operation of the STIP at any time. Notice of any such changes will be communicated to participants.

Benefits Not Guaranteed

Neither the establishment of the STIP nor participation in the STIP shall provide any guarantee or other assurance that an award will be payable under the STIP. There is no obligation of uniformity of treatment of employees or participants under the STIP.

Confidentiality

The two financial objectives set forth in Section 1 and 2 above are confidential and by participating in the STIP you explicitly agree to keep those objectives confidential.

No Employment Right

Participation in the STIP does not constitute a commitment, guarantee or agreement that the Company will continue to employ you and this STIP shall not be construed or applied as an employment contract or obligation.

Governing Law

The validity, construction and effect of the STIP shall be determined in accordance with the laws of the United States State or Canadian Province in which you work without giving effect to conflicts of law principles. The STIP is intended to be exempt from U.S. Internal Revenue Code Section 409A as a short-term deferral and will be operated and interpreted consistently with those intentions.

Severability

The provisions of the STIP are severable. If any provision is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from the STIP to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

Acknowledgement

I have received and reviewed a copy of this 2023 Short-Term Incentive Compensation Plan and Award Notice.
PARTICIPANT

By:
Signature